UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 22, 2009

Jones Soda Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-28820	91-1696175
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

234 Ninth Avenue N., Seattle, Washington		98109
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-624-3357

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 22, 2009, Jones Soda Co. ("Jones") entered into an Amended Sponsorship Agreement (the "Amended Agreement") which modifies some of the terms of Jones’ exclusive Sponsorship Agreement with Football Northwest, LLC (d/b/a Seattle Seahawks) and First & Goal, Inc. (collectively, the "Seattle Seahawks") entered into on May 22, 2007 (the "Original Agreement").

Under the terms of the Amended Agreement, Jones will pay reduced annual sponsorship fees to the Seattle Seahawks in exchange for a reduction in certain rights and benefits provided under the Original Agreement. Jones will continue to be the exclusive provider of soft drinks, but will no longer provide energy drinks or water at Qwest Field and Events Center

Generally, either party may terminate the Amended Agreement only if the other breaches any material term of the agreement and fails to cure such breach within 30 days of receiving notice of the breach, or if either party becomes insolvent or bankrupt. Under the Original Agreement, Jones had the right to terminate the agreement, without cause in February 2010 upon written notice and the payment of a termination fee. Under the Amended Agreement, Jones no longer has this right to terminate without cause. The Amended Agreement provides that the Seattle Seahawks have the right to terminate the Amended Agreement without cause at the end of the 2009 National Football League season by giving written notice to Jones no later than June 30, 2010.

The Amended Agreement is effective as of June 15, 2009 and continues through June 30, 2012 (the Original Agreement expired on February 28, 2012), and continues to provide Jones with a right of first renewal with respect to its renewal or extension.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jones Soda Co.

September 25, 2009	By:	Michael R. O'Brien

Name: Michael R. O'Brien
Title: Chief Financial Officer